Exhibit 10.31

Independent Director Compensation Policy
Effective as of February 4, 2026
Each member of the Board of Directors (the “Board”) of TPG Inc. (together with its affiliates, the “Company”) who is not an employee or Partner of the Company (each, a “Director”) shall receive compensation in accordance with this Independent Director Compensation Policy (this “Policy”) during such Director’s period of service as a member of the Board.
Cash Compensation:
Annual Cash Retainer. $150,000 per calendar year.
Committee Member Retainers. $15,000 per calendar year while a Director serves on the Audit Committee of the Board. $10,000 per calendar year while a Director serves on the Compensation Committee of the Board. $10,000 per calendar year while a Director serves on the Conflicts Committee of the Board.
Committee Chair Retainers. $25,000 per calendar year while a Director serves as the Chairperson of the Audit Committee. $20,000 per calendar year while a Director serves as the Chairperson of the Compensation Committee. $15,000 per calendar year while a Director serves as the Chairperson of the Conflicts Committee.
Election of Shares in Lieu of Cash. A Director may elect to receive any cash retainer, or any specified portion thereof, in shares of the Company’s Class A common stock (“Shares”), provided such election is made prior to the later of (x) 60 days following the effective date of this Policy, (y) 30 days following such Director’s initial election to the Board or (z) January 1 of the calendar year with respect to which the annual cash retainer relates. If a Director elects to receive Shares in lieu of cash, the number of Shares that will be issued to such Director for a relevant quarter will be calculated based on the price per Share equal to the ten-trading day average of the daily volume weighted average price per Share through and including the grant date. Elections pursuant to this Policy are subject to the terms of the TPG Inc. Omnibus Equity Incentive Plan (including any successor or replacement plan, the “Omnibus Plan”), the trading policies of the Company and the listing requirements and securities laws applicable to the Company, and if an election is determined by the Company to be in conflict with these obligations such that Shares cannot, in the judgment of the Company, be delivered, the applicable retainer will be paid in cash.
Payment Timing. All retainers are payable in four quarterly installments in cash, delivered as soon as practicable following the last day of the applicable quarter, but in no event later than 30 days following the end of the applicable quarter; provided that, any Shares elected in lieu of cash will be delivered as determined by the Company for administrative convenience, but in all events by March 15 of the calendar year following the calendar year for which the retainer was earned.
Limitation. The annual compensation for a Director shall not exceed $1,000,000 for a calendar year, taking together all cash retainers and annual equity retainers (using grant date fair value) paid or granted to a Director for a calendar year. All retainers will be pro-rated for any partial year of service, including in the year of a Director’s initial election, if applicable.
Equity Compensation:
Annual Equity Retainer. An annual grant of restricted stock units (“RSUs”) pursuant to the Omnibus Plan with a grant date fair value of $175,000 and subject to the terms of the Omnibus Plan and an Award Agreement thereunder. These RSUs will vest on the first anniversary of the grant date (or service commencement date upon a Director’s initial election to the Board), provided that if a Director serves through the day immediately prior to the next annual shareholders meeting occurring after the grant date, such Director’s RSUs shall remain outstanding and shall be deemed to vest on the first anniversary of the grant date. The annual equity retainer will be pro-rated for any partial year of service, including in the year of a Director’s initial election, if applicable.

Initial Equity Grant. Upon initial election to the Board, a grant of RSUs pursuant to the Omnibus Plan with a grant date fair value of $300,000 and subject to the terms of the Omnibus Plan and an Award Agreement thereunder. These RSUs vest ratably in three equal annual installments on the first three anniversaries of the grant date (or, if different as set forth in this Policy, the service commencement date), provided that if a Director serves through the day immediately prior to the next anniversary of the Director’s start date occurring prior to a vesting date, the number of RSUs that are scheduled to vest on the vesting date immediately after the annual meeting shall be deemed to vest on such vesting date.
Equity Compensation Grant Deferrals. A Director may elect to defer settlement of 100% (but not less than 100%) of any initial equity grant and any annual equity retainer prior to the grant of any such award in accordance with the terms herein, until the earlier of (i) the date that is ninety (90) days following the date the Director ceases serving as a member of the Board (and which constitutes a “separation from service” within the meaning of the U.S. Department of Treasury regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) and (ii) a Change in Control (as defined in the Omnibus Plan) that constitutes a “change in control event” within the meaning of the Section 409A. Any such deferral election must be made prior to the later of (x) 30 days following the effective date of this Policy, (y) 30 days following such Director’s initial election to the Board (but no later than the date of the relevant equity award) or (z) December 31 of the calendar year preceding the calendar year to which the equity award relates (or such earlier date as may be specified in the deferral election form), but only for amounts that relate to service rendered after the election.
Equity Compensation Grant Timing and Settlement. Annual equity retainer RSUs, other than those granted to Directors in their initial year of service, will be granted each year on the Company’s first regularly scheduled grant date on or immediately following the Company’s annual meeting for such year and will have a service commencement date of the annual meeting. Initial equity grant RSUs and annual equity retainer RSUs granted to Directors in their initial year of service will be granted on the Company’s first regularly scheduled grant date on or immediately following the Director’s start date and will have a service commencement date of the start date or the Company’s regularly scheduled grant date immediately preceding or immediately following the start date, as determined by the Company. Shares resulting from the settlement of any RSUs will be delivered as determined by the Company for administrative convenience, but in all events by March 15 of the calendar year following the calendar year in which the applicable vesting date occurred.
Amendments:
The cash and equity amounts granted to Directors pursuant to this Policy may be increased at any time at the sole discretion of the Board.
Expenses:
The Company will reimburse a Director for all travel expenses reasonably incurred by such Director in the proper performance of such Director’s obligations to the Company as a Director, provided that such Director supplies receipts or other evidence of such expenditures in a timely manner in accordance with the Company’s policies. A Director’s expenses may include legal fees if it is necessary in the furtherance of such Director’s duties for such Director to seek independent legal advice (provided that allegations of gross negligence or willful misconduct have not been finally determined against such Director), subject to such Director having first notified the Board. Any such payment by the Company is subject to any applicable restrictions under Delaware law.
Taxes:
Directors are responsible for all taxes arising from any payments made pursuant to the terms of this Policy and the Company will not withhold taxes with respect to such payments.

Insurance & Indemnification:
Insurance. The Company has an insurance policy under which Directors are insured, subject to the limits of the policy and applicable law, against certain losses arising from claims that may be made against a Director by reason of any acts or omissions covered under the policy in such Director’s capacity as a director of the Company, including certain liabilities under securities laws.

Indemnification. The Company has entered and will enter into an indemnification agreement with each Director that provides contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the Delaware General Corporation Law, subject to certain exceptions contained in those agreements.

Stock Ownership Guidelines:
Directors are subject to any applicable stock retention policy or guidelines adopted by the Company from time to time, in accordance with the terms of such policy or guidelines.